Filed Pursuant to Rule 433
Registration Nos. 333-185213 and 333-185213-05

★PXG DETAILS★ $1.3BLN+ HYUNDAI AUTO LOAN - HART 2014-B

LEAD MANAGERS: JPM(STR), BNP, HSBC, RBC

CO-MANAGERS: CIBC, Credit Agricole, Credit Suisse, PNC, TD Securities

CLS	$AMT(MM)	S/F	WAL	E.FIN	L.FIN	PXG	YLD	CPN	$PX
A1	259.000	A-1+/F1+	0.28	12/14	05/15	0.18%	0.180	0.18	100.00000
A2	406.000	AAA/AAA	1.05	12/15	02/17	EDSF+18	0.447	0.44	99.99310
A3	470.000	AAA/AAA	2.35	08/17	12/18	IS+21	0.903	0.90	99.99696
A4	100.860	AAA/AAA	3.57	04/18	11/19	IS+25	1.465	1.46	99.99809
B	24.040	AA+/AA	3.98	06/18	11/19	IS+35	1.735	1.72	99.96634
C	36.050	AA-/A	4.20	08/18	11/19	IS+65	2.111	2.10	99.99287
D	29.380	BBB+/BBB	4.25	08/18	12/20	IS+105	2.528	2.51	99.98070

EXPECTED PRICING	: PRICED
EXPECTED SETTLE	: 05/14
PRICING SPEED	: 1.3% ABS TO 5% CLEAN-UP CALL
ERISA ELIGIBLE	: YES
OFFERING TYPE	: PUBLIC
BBG TICKER	: HART 2014-B
BILL & DELIVER	: J.P.MORGAN
CUSIPS	: A1:44890UAA2, A2:44890UAB0, A3:44890UAC8, A4:44890UAD6
B:44890UAE4, C:44890UAF1, D:44890UAG9

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.  Any disclaimer below is not applicable and should be disregarded.